UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 24, 2024

MORINGA ACQUISITION CORP

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-40073	N/A
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

250 Park Avenue, 7th Floor
New York, NY	11040
(Address of Principal Executive Offices)	(Zip Code)

(212) 572-6395

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one Class A ordinary share and one-half of a redeemable warrant	MACAU	The Nasdaq Stock Market LLC

Class A ordinary shares, par value $0.0001 per share	MACA	The Nasdaq Stock Market LLC

Redeemable warrants, each warrant exercisable for one Class A ordinary share at an exercise price of $11.50	MACAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Waiver Under Amended and Restated Business Combination Agreement

As previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2024 (the “Prior Form 8-K”), Moringa Acquisition Corp, a Cayman Islands exempted company (“Moringa” or the “SPAC”), is party to an amended and restated business combination agreement (the “Business Combination Agreement”), dated April 3, 2024, by and among Moringa, Biomotion Sciences, a Cayman Islands exempted company (“Biomotion Sciences” or “TopCo”), August M.S. Ltd., an Israeli company and a wholly owned subsidiary of TopCo (“Merger Sub 1”), Moringa Acquisition Merger Sub Corp, a Cayman Islands exempted company and a wholly owned subsidiary of TopCo (“Merger Sub 2”) (the foregoing parties collectively, including Moringa, the “Moringa Parties”), and Silexion Therapeutics Ltd., an Israeli company (“Silexion”).

The Business Combination Agreement and the business combination transactions involving the Moringa Parties and Silexion contemplated under that agreement (the “Business Combination”) are described in the Prior Form 8-K, which description is incorporated by reference herein and may be viewed at the following link: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001835416/000121390024029646/ea0203204-8k_moringa.htm.

On June 18, 2024, Moringa, on behalf of the Moringa Parties, entered into a letter agreement (the “Waiver Letter”) with Silexion that waived and/or modified certain financing-related and other terms of the Business Combination Agreement.

Under the Waiver Letter, Moringa and each other Moringa Party agreed to waive Silexion’s obtaining at least $3.5 million of equity financing from investors as a condition precedent to the obligations of the Moringa Parties to complete the Business Combination, which financing had not been obtained to date by Silexion.

In consideration of that waiver by the Moringa Parties, Silexion agreed to waive the condition precedent of its own obligation to complete the Business Combination that Moringa’s sponsor (Moringa Sponsor, LP, a Cayman Islands exempted limited partnership and/or its wholly-owned subsidiary, Moringa Sponsor US L.P., a Delaware limited partnership) (collectively, the “Sponsor”) invest at least $350,000 in Biomotion Sciences (the “Sponsor Investment”). As part of that waiver by Silexion, while the Sponsor will no longer be required to complete the Sponsor Investment, it will nevertheless be entitled to be issued, upon completion of the Business Combination, 1,382,325 of the TopCo ordinary shares to which it could have potentially been entitled in connection with the Sponsor Investment, without being subject to a surrender of a portion of those shares due to a deficiency in the amount of its investment, as had been provided for by the Business Combination Agreement.

The Waiver Letter also increased the cap on the amount of working capital and other loans by the Sponsor to Moringa for which the Sponsor may be repaid via conversion of loaned amounts into ordinary shares of TopCo following the closing of the Business Combination, from $5.2 million to $5.5 million. Under the Business Combination Agreement, that capped amount will be reduced by any fee or expense that will be paid or owed by Moringa under the business combination marketing agreement to which it is party with EarlyBirdCapital, Inc., which served as the representative of the underwriters for Moringa’s initial public offering.

As an additional matter, the Waiver Letter provides that commencing upon the closing of the Business Combination, Ilan Levin, the current Chairman and Chief Executive Officer of Moringa who will serve as a director of TopCo (which will be the publicly-traded parent company upon the closing of the Business Combination), will be entitled to a monthly fee of $10,000 for a period of 36 months.

The foregoing description of the Waiver Letter is qualified in its entirety by the terms and conditions of the Waiver Letter, a copy of which is attached as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Waiver Letter, dated June 18, 2024, under the Amended and Restated Business Combination Agreement, dated as of April 3, 2024, by and among Biomotion Sciences, August M.S. Ltd., Moringa Acquisition Merger Sub Corp, Silexion Therapeutics Ltd. and Moringa Acquisition Corp
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORINGA ACQUISITION CORP

By:	/s/ Gil Maman
	Name:	Gil Maman
	Title:	Chief Financial Officer

Date: June 24, 2024

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